Exhibit 10.3

AMENDMENT NO. 17 TO LEASE

This Amendment No. 17 to Lease ("Amendment No. 17") is entered into as of the 14th day of April 2017 between GFE MacArthur Investments, LLC, a Delaware limited liability company ("Landlord"), as successor-in-interest to TPF Partners, a California general partnership, and Autobytel Inc., a Delaware corporation ("Tenant").

RECITALS

A.
Tenant is the current Tenant, and Landlord is the current Landlord, under that certain Lease dated April 3, 1997 as amended in Amendment No. 1 to Lease dated July 9, 1998, Amendment No. 2 to Lease dated May 16, 2001, Amendment No. 3 to Lease dated May 16, 2001, Amendment No. 4 to Lease dated August 8, 2002, Amendment No. 5 to Lease dated September 12, 2003, Amendment No. 6 to Lease dated January 6, 2005, Amendment No. 7 to Lease dated March 14, 2005, Amendment No. 8 to Lease dated July 7, 2005, Amendment No. 9 to Lease dated July 26, 2005, Amendment No. 10 to Lease dated December 1, 2005, Notice of Lease Term Dates dated January 11, 2006, Amendment No. 11 to Lease dated January 19, 2006, Lease Surrender and Termination Agreement dated March 31, 2008, Amendment No. 12 to Lease dated February 6, 2009, Amendment No. 13 to Lease dated March 5, 2009, Amendment No. 14 to Lease dated November 29, 2010, Amendment No. 15 dated October 31, 2012, and Amendment No. 16 dated August 7, 2015 (collectively the "Lease") covering certain Premises located at the second (2nd), third (3rd) and 4th floors at 18872 MacArthur Blvd., City of Irvine, County of Orange, State of California (collectively the “Premises”) consisting of approximately 39,361 rentable square feet, all as more particularly set forth in the Lease.

B.
Landlord and Tenant desire to further amend the Lease on the terms and conditions set forth here in this Amendment No. 17.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows ( capitalized terms used and not otherwise defined herein shall have the meanings given in the Lease):

1.
Extension of Lease Term: The Term of the Lease is hereby extended for a period of Thirty-Six (36) months commencing August 1, 2017 and expiring July 31, 2020 (the "Extended Term").

2.
Base Rent: Base Rent for the Premises during the Extended Term shall be as follows:

Period	Base Rent PSF*	Monthly
August 1, 2017 - July 31, 2018	$2.00	$65,518.00
August 1, 2018 - July 31, 2019	$2.06	$67,483.54
August 1, 2019 - July 31, 2020	$2.12	$69,508.05

* Landlord and Tenant acknowledge and agree that during the Extended Term Tenant shall not be obligated to pay Base Rent or any Additional Rent with respect to any of the Recapture Premises (as defined in Section 6, below) and, accordingly, Base Rent and Tenant's Proportionate Share shall be calculated based on 32,759 rentable square feet (rather than the 39,361 rentable square feet currently comprising the Premises). Such 32,759 rentable square feet used to calculate Base Rent and Tenant' Proportionate Share during the Extended Term shall not be subject to adjustment except for a potential downward adjustment as described in Section 6, below.

3.
Base Year: Commencing August 1, 2017, Tenant’s Base Year shall be reset to calendar year 2017, and Tenant shall have no obligation to pay Operating Costs, Operating Expenses or other expense pass throughs for the initial twelve (12) months of the Extended Term. Additionally, during the Extended Term, Tenant shall not be obligated to pay for any Operating Costs, Operating Expenses or other expense pass throughs related to 1) Taxes, or 2) capital improvements or other Major Expenditures. Tenant’s Proportionate Share during the Extended Term shall be 65.38% (which shall not be subject to adjustment except for a possible downward adjustment as described in Section 6, below).

4.
Security Deposit: Landlord acknowledges that it is currently holding a security deposit from Tenant in the amount of $48,912.00. No any additional security deposit shall be required in connection with this Amendment No. 17.

5.
Condition of Premises: Tenant acknowledges that Landlord has made no representation and has given no warranty to Tenant regarding the fitness of the Leased Premises for Tenant’s continued use, and Tenant accepts the Premises in its “AS-IS” condition and “WITH ALL FAULTS”. The foregoing shall not limit Landlord’s obligations set forth in the Lease, including, without limitation, Landlord's obligations with respect to repair, maintenance, restoration and the provision of services and utilities.

6.
Recapture Premises on 4th Floor:

(a)
Effective as of August 1, 2017, Landlord shall have the right (but not the obligation) to market up to ½ of the 4th floor (approx. 6,603 RSF), as generally depicted on Exhibit A attached hereto (the "Recapture Premises"), for lease. The exact location and configuration of the Recapture Premises shall be determined by Landlord and Tenant using good faith efforts promptly following Landlord’s design plan for multi-tenanting the 4th floor (i.e., location of demising wall(s), multi-tenant corridor(s), exiting, access controls, HVAC segregation, etc.). In that regard, the parties agree that the Recapture Premises shall (i) be horizontally contiguous, (ii) not render any of the remaining space on the 4th floor inaccessible from a normally configured multi-tenant corridor, and (iii) not adversely affect Tenant's occupancy, access or use of the remainder of the Premises on the 4th floor or cause any violations thereof with applicable laws (including, without limitation, fire, life-safety and access codes). Any marketing to or site visits by prospective tenants of the Recapture Premises will be conducted in cooperation with Tenant to minimize any disruption of or interference with Tenant’s business and use of the Premises.

(b)
From and after August 1, 2017, and provided that the design plan as described above has been completed and Landlord has commenced negotiations (as evidenced by the receipt by or submittal from Landlord of a bona fide draft letter of intent, term sheet, proposal or specifically prepared and tailored lease document that Landlord is willing to accept) with a prospective tenant or tenants for the Recapture Premises, Landlord may, by written notice to Tenant (the "Recapture Notice"), recapture the Recapture Premises on the date set forth in the Recapture Notice (the "Recapture Date"), which Recapture Date shall be not less than sixty (60) days after Tenant's receipt of the Recapture Notice.

(c)
If Landlord elects to recapture the Recapture Premises as described above, (i) the Lease shall terminate as to the Recapture Premises on the Recapture Date (and the Lease, as amended by this Amendment No. 17, shall continue thereafter in full force and effect as the remainder of the Premises), and upon the request of either party, the parties shall execute written confirmation of the same, (ii) on or before the Recapture Date, Tenant shall remove its furniture and equipment from the Recapture Premises and surrender the same to Landlord in substantially the same condition as existing as of commencement of the Extended Term, ordinary wear and tear, casualty, condemnation and matters that are Landlord's obligation excepted, and (iii) Landlord shall install, on a commercially reasonable basis, and at Landlord's sole cost and expense, the corridor(s), demising wall(s), access controls, HVAC segregation and other multi-tenanting improvements contemplated by the design plan and as otherwise necessary to create a multi-tenant floor and to separate the Recapture Premises from the rest of the Premises (collectively, the "Multi-Tenant Floor Work"). Landlord shall use commercially reasonable efforts to minimize interference with Tenant's business operations during or resulting from the Multi-Tenant Floor Work. Any necessary relocation of Tenant's phone, data, cabling, utility or other lines currently located in the Recapture Premises or affected by the Multi-Tenant Floor Work shall be performed by Landlord at its sole cost and expense pursuant to a schedule mutually acceptable to Landlord and Tenant so that Tenant's operations during normal business hours are not adversely affected.

(d)
After Landlord has completed the Multi-Tenant Floor Work, Landlord shall, at Tenant's request, have the usable and rentable square feet of the Recapture Premises and the remainder of the Premises on the 4th floor measured by a qualified office space measurement firm in accordance with BOMA and provide a copy of such measurement to Tenant. If such measurement indicates that the remainder of the Premises on the 4th floor is less than 6,603 rentable square feet, the Base Rent and Tenant's Proportionate Share shall be adjusted to reflect such reduction. In no event shall such measurement, however, result in any increase in the Base Rent or Tenant's Proportionate Share.

7.
Parking: In common surface parking shall be provided to Tenant at a ratio of four (4) stalls per 1,000 rentable square feet, at no charge, in the existing parking area for the Premises. Such parking shall be based on the rentable square footage of the entire current Premises including the Recapture Premises. Subject to the conditions in Section 6, in the event that Landlord elects to take possession of the Recapture Premises, as of the Recapture Date Tenant’s allocation of parking stalls shall be reduced to a ratio of four (4) stalls per 1,000 rentable square feet, at no charge. Such reduced parking shall be based on the rentable square footage of the entire current Premises, not including the Recapture Premises. Any redevelopment, demolition or construction in areas of Colton Plaza shall not reduce the number of parking spaces available to Tenant as set forth in this Section 7, and shall not impair Tenant’s access or egress to or from, nor use of, such existing parking area in any material way.

8.
Options: Upon acceptance and execution of this Amendment No. 17, Tenant shall have no further options to extend the lease. Any references in the Master Lease or prior amendments to an option to extend are hereby rescinded by this Amendment No. 17.

9.
Landlord’s Right to Terminate: Upon acceptance and execution of this Amendment No. 17, Landlord shall have no ongoing right to terminate the Lease prior to the natural expiration on July 31, 2020. Any references in the Master Lease or prior amendments to a Landlord right to terminate are hereby rescinded by this Amendment No. 17.

10.
Authority. Each individual executing this Amendment No. 17 on behalf of Tenant hereby represents and warrants (without any personal liability) that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment No. 17 and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, promptly following Landlord's request therefor, deliver to Landlord evidence of such formation, existence, qualification and authority. Likewise, each individual executing this Amendment No. 17 on behalf of Landlord hereby represents and warrants (without any personal liability) that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Amendment No. 17 and that each person signing on behalf of Landlord is authorized to do so. Landlord shall, promptly following Tenant's request therefor, deliver to Tenant evidence of such formation, existence, qualification and authority.

11.
Attorneys' Fees. If either party commences litigation against the other for the specific performance of this Amendment No. 17, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, whether at trial or on any appeal therefrom, including any and all costs incurred in enforcing, perfecting and executing such judgment.

12.
Confirmations. Tenant hereby certifies and confirms to Landlord that, to Tenant's actual knowledge, as of Tenant's execution and delivery hereof, Landlord is not in default under the Lease, as amended, and Tenant has no claim, defense or offset with respect to the Lease, as amended. Landlord hereby certifies and confirms to Tenant that, to Landlord's actual knowledge, as of Landlord's execution and delivery hereof, Tenant is not in default under the Lease, as amended, and Landlord has no claim, defense or offset with respect to the Lease, as amended.

13.
Brokers. Tenant represents and warrants to Landlord that Tenant has not dealt with any real estate broker or agent in connection with this Amendment No. 17 or its negotiation except for Landlord, Lee & Associates, Inc. - Irvine, (“Landlord’s Agent”) and CBRE (“Tenant’s Agent”). Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all cost, expenses, claims, and liabilities (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Amendment or its negotiation by reason of any act of Tenant. Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all cost, expenses, claims, and liabilities (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Amendment or its negotiation by reason of any act of Landlord. Landlord shall be solely responsible for payment of a commission to Landlord's Agent and Tenant's Agent pursuant to the terms of a separate written agreement.

14.
Confidentiality. Tenant and Landlord shall keep confidential and shall not intentionally and voluntarily disclose the terms and conditions set forth in this Lease (except to disclose the location and size of the Premises and the term of the Lease), including, without limitation, the basic rent and additional rent and all other financial terms, without the prior written consent of the other, except: (1) to its directors, officers, partners, members, managers, legal counsel, accountants, financial advisors and similar professionals and consultants to the extent that Tenant or Landlord deems it necessary or appropriate in connection with the transactions contemplated hereunder (and each party shall inform each of the foregoing parties of its obligations under this Section and use reasonable efforts to secure the agreement of such parties to be bound by the confidentiality terms hereof), (2) to prospective assignees, sublessees, purchasers, lenders and/or investors, or (3) as otherwise required by law or regulation, including filings required (as determined by the filing party) by applicable government agencies.

15.
Entire Agreement. lt is understood and acknowledged that there are no oral agreements between the parties hereto affecting the Lease, as amended, and the Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe the Lease, as amended. The Lease and any amendments or side letters or separate agreements executed by Landlord and Tenant in connection with the Lease, as amended, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of the Lease, as amended, can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. Any deletion of language from the Lease, as amended, prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

16.
Further Assurances. Landlord and Tenant shall, upon request by the other, execute and deliver such documentation and information and take such other action as may be reasonably necessary to effectuate the intent of this Amendment or to implement the provisions hereof.

Except as modified by Amendment No. 17, all terms set forth in the Lease, as amended, continue to be in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment No. 17 as of the day and year first written above.

LANDLORD: GFE MacArthur Investments, LLC, a Delaware limited liability company By: /s/Sean Cao Print Name: Sean Cao Title: Manager Date: 4/17/17
TENANT:

Autobytel Inc.,
a Delaware corporation

By: /s/Jeffrey H. Coats

Print Name: Jeffrey H. Coats

Title: President & Chief Executive Officer

Date: April 14, 2017

By: /s/Glenn E. Fuller

Print Name: Glenn E. Fuller

Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

Date: April 14, 2017

Exhibit A

General Location and Configuration of Recapture Premises